Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contacts:	Lyndi McMillan, Lyndi.McMillan@Navistar.com, +1 331 332 3181
Claudia Gray, Cgray@Brunswickgroup.com, +1 212 333 3810
Investor contact:	Ryan Campbell, Ryan.Campbell@Navistar.com, +1 331 332-7280
Web site:	www.Navistar.com/newsroom

NAVISTAR ANNOUNCES WIDE-RANGING STRATEGIC ALLIANCE WITH VOLKSWAGEN TRUCK & BUS

•	Navistar and Volkswagen Truck & Bus to pursue strategic technology collaboration and establish procurement joint venture with Volkswagen Truck & Bus taking a 16.6% stake in Navistar

•	Volkswagen Truck & Bus to invest $256 million in Navistar at $15.76 per share and have the right to appoint two directors to Navistar’s board of directors

•	Alliance will uniquely position Navistar to provide best-in-class products and services to customers

•	Navistar expects to realize cumulative synergies of $500 million over first five years

LISLE, Ill. — September 6, 2016 — Navistar International Corporation (NYSE: NAV) today announced that it has formed a wide-ranging strategic alliance with Volkswagen Truck & Bus, which includes an equity investment in Navistar by Volkswagen Truck & Bus and framework agreements for strategic technology and supply collaboration and a procurement joint venture.

The agreements expected to be entered into in connection with the alliance will enable Navistar to offer customers expanded access to leading-edge products and services through collaboration on technology and the licensing and supply of Volkswagen Truck & Bus’s products and components, while better optimizing its product development spend. The alliance will also strengthen Navistar’s liquidity position. In addition, the procurement joint venture is expected to leverage the purchasing power of Volkswagen Truck & Bus’s three major truck brands, Scania, MAN and Volkswagen Caminhões e Ônibus, in addition to Navistar’s own International® and IC Bus brands, providing Navistar with enhanced global scale.

Navistar expects significant synergies from both the strategic technology collaboration and the procurement joint venture. The company expects the alliance to be accretive beginning in the first year, and for cumulative synergies for Navistar to ramp up to at least $500 million over the first five years. By year five, it expects the alliance will generate annual synergies of at least $200 million for Navistar. This annual run rate is expected to grow materially thereafter as the companies continue to introduce technologies from the collaboration.

“We are very pleased to partner with a global leader who shares our view of the world, in an alliance that will deliver multiple benefits and is consistent with our open-integration strategy,” said Troy Clarke, President and CEO, Navistar. “Starting in the near term, this alliance will benefit our purchasing operations through global scope and scale. Over the longer term, it is intended to expand the technology options we are able to offer our customers by leveraging the best of both companies and enabling Navistar to deliver enhanced uptime. Volkswagen Truck & Bus’s equity investment will strengthen our liquidity position and expand our financial flexibility, while aligning us with a valuable strategic partner.”

“Closer collaboration among our existing brands was a top priority for our commercial vehicles business and we are well on track in this context,” said Andreas Renschler, CEO of Volkswagen Truck & Bus and member of the Board of Management of Volkswagen AG responsible for commercial vehicles. “We are now taking the next step on our way to becoming a Global Champion in the commercial vehicles industry. The strategic alliance with Navistar is an important milestone and will be very beneficial for both sides.”

Navistar will remain a leading, independent truck, bus and engine company, focused on providing best-in-class products and related services to its customers globally and delivering value for its shareholders.

“We expect this alliance will create significant global scale, yielding considerable cost savings for both companies,” said Walter Borst, Executive Vice President and Chief Financial Officer, Navistar. “We believe working collaboratively, the two companies can optimize the capital and engineering expenditures associated with next-generation truck and bus engine development, while providing both Navistar and Volkswagen Truck & Bus with opportunities for substantial procurement savings. This alliance marks another step in Navistar’s journey to be a stronger, more profitable company.”

Equity Investment

As part of the alliance, Volkswagen Truck & Bus will acquire 16.2 million newly issued shares in Navistar, representing 16.6% of post-transaction undiluted common stock (or 19.9% of pre-transaction outstanding common stock). It will pay $15.76 per share or a 25% premium over Navistar’s 90-day volume weighted average price as of August 31, 2016, or 12% over Navistar’s closing price on September 2, 2016. Navistar will receive $256 million from the equity investment to be used for general corporate purposes.

To underscore the long-term nature of the alliance, Volkswagen Truck & Bus has agreed to hold these shares for a minimum of three years. Reflective of its shareholding post-transaction, Volkswagen Truck & Bus will have the right to appoint two directors to Navistar’s board of directors.

Procurement Joint Venture

The procurement joint venture will help source parts for both companies, providing Navistar and Volkswagen Truck & Bus with greater scale and competitiveness. It will also provide additional opportunities for Navistar suppliers to gain access to potential global sourcing opportunities, and create improved pricing for end-customers.

Technology Sharing

The strategic technology and supply partnership builds on Navistar’s open integration strategy of partnering with the best global companies in the industry to integrate cutting-edge technology. It is expected the partnership will focus on powertrain technology solutions, as well as explore collaboration in all aspects of commercial vehicle development, including advanced driver assistance systems, connected vehicle solutions, platooning and autonomous technologies, electric vehicles, and cab and chassis components. This enhanced collaboration will enable the alliance to share the overall costs associated with future vehicle development.

Navistar products will benefit from Volkswagen Truck & Bus components and technology through licensing and supply agreements entered into pursuant to the framework agreement for strategic technology and supply collaboration, which longer term will generate increased parts revenues.

Governance

The strategic alliance will receive oversight from an alliance board, comprising top-level executives from both parties, which will align the product development and procurement processes between the companies.

Timing and Conditions to Close

The closing of the share purchase agreement implementing the strategic alliance is subject to certain regulatory approvals, the finalization of the agreements governing the procurement joint venture and the first contract under the technology and supply framework agreement and other customary closing conditions.

J.P. Morgan is acting as financial advisor to Navistar and Sullivan & Cromwell LLC is acting as legal advisor to Navistar.

Conference Call and Webcast Information

Navistar and Volkswagen Truck & Bus will host a joint conference call and discuss via a live webcast the strategic alliance between the two companies on Tuesday, September 6, at approximately 8:30 a.m. Eastern (7:30 a.m. Central). Speakers on the webcast will include Troy Clarke, President and Chief Executive Officer of Navistar and Andreas Renschler, Chief Executive Officer of Volkswagen Truck & Bus, among other leaders from both companies.

Those who wish to participate in the conference call may do so by dialing:

•	Toll-free number: 877 303 3199

•	International number: +1 281 973 6084

Additionally, the webcast can be accessed through the investor relations page of the company’s website at http://www.navistar.com/navistar/investors/webcasts. Investors are advised to log on to the website at least 15 minutes prior to the start of the webcast to allow sufficient time for downloading any necessary software. The webcast will be available for replay at the same address approximately three hours following its conclusion and will remain available for a limited time.

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International brand commercial and military trucks, proprietary diesel engines, and IC Bus brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Volkswagen Truck & Bus GmbH is a wholly-owned subsidiary of Volkswagen AG and is a global leader in commercial vehicles with its brands MAN, Scania, and Volkswagen Caminhões e Ônibus. In 2015, the brands of Volkswagen Truck & Bus sold a total of 179,000 vehicles. Its product range includes medium- and heavy-duty trucks and buses that are manufactured at 25 sites in 17 countries. As of December 31, 2015, the Company employed 76,000 people within all commercial vehicle brands worldwide. Volkswagen Truck & Bus is committed to creating a Global Champion in terms of profitability, customer innovations, and global presence. Already today, the Group has a leading market position in the European and South American truck markets.

Forward-Looking Statement

This news release contains forward-looking statements and information on, inter alia, the scope of the strategic alliance, ways of collaboration regarding the strategic alliance, descriptions of the business strategy of both companies, and expected benefits and synergies of the strategic alliance. These statements and information may be spoken or written and can be recognized by terms such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words with similar meaning. These statements and information are based on assumptions relating to the companies’ business and operations, the development of the economies in the countries in which either company is active, and the completion of the transactions contemplated by the parties, among others. Volkswagen Truck & Bus and Navistar have made such forward-looking statements on the basis of the information available to them and assumptions they believe to be reasonable. The forward-looking statements and information involve significant risks and uncertainties, and actual results may differ materially from those forecast. Such risks and uncertainties include, but are not limited to, the parties inability for any reason to complete any or all of the contemplated transactions, achieve the expected benefits and synergies associated with those transactions, enter into definitive agreements concerning the contemplated license and supply agreements and procurement joint venture, realize anticipated cost savings from the procurement joint venture (including, but not limited to, as a result of any counterparty’s unwillingness to conduct business with the joint venture or take the joint venture’s recommendations), anticipate the outcome of future feasibility studies and collaboration discussions and develop successfully future technologies and products, and the risks and uncertainties associated with Navistar’s adaptations and localizations of VW T&B’s engines and technology.

If any of these or other risks or uncertainties materialize, or if the assumptions underlying any of these statements prove incorrect, the actual results may significantly differ from those expressed or implied by such forward-looking statements and information.

Navistar will not update the press release, particularly not the forward-looking statements. The press release is valid on the date of publication only.

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